Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to the Business Combination Agreement (this or the “Amendment”) is made and entered into as of March 19, 2026, by and between Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), and Ace Green Recycling, Inc., a Delaware corporation (the “Company”).

WHEREAS, SPAC, the Company, Athena Technology Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), and Project Atlas Merger Sub Inc., a Delaware corporation (the “Merger Sub”), are party to that certain Business Combination Agreement, dated as of December 4, 2024 (the “BCA”);

WHEREAS, Section 11.8 of the BCA permits amendments of the BCA by execution of a written instrument signed by each of SPAC and the Company; and

WHEREAS, SPAC and the Company desire to amend the BCA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the BCA.

2. Amendments to BCA.

(a) Section 1.7(a) of the BCA is hereby deleted and replaced with the following:

“(a) Following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five Business Days after the occurrence of a Triggering Event Date, (x) SPAC shall issue or cause to be issued to the Eligible Company Equityholders (in each case, in accordance with their respective Pro Rata Share) SPAC Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) (such shares, the “Earnout Shares”) in an aggregate amount of up to 25,500,000 and (y) Sponsor Earnout Shares shall vest upon the terms and subject to the conditions set forth in this Agreement, as follows:

(i) If Triggering Event I shall occur, (A) SPAC shall issue 3,500,000 Earnout Shares and (B) 500,000 Sponsor Earnout Shares shall vest;

(ii) If Triggering Event II shall occur, (A) SPAC shall issue 3,500,000 Earnout Shares and (B) 500,000 Sponsor Earnout Shares shall vest;

(iii) If Triggering Event III shall occur, (A) SPAC shall issue 3,500,000 Earnout Shares and (B) 500,000 Sponsor Earnout Shares shall vest;

(iv) If Triggering Event IV shall occur, SPAC shall issue 3,000,000 Earnout Shares;

(v) If Triggering Event V shall occur, SPAC shall issue 3,000,000 Earnout Shares;

(vi) If Triggering Event VI shall occur, SPAC shall issue 3,000,000 Earnout Shares;

(vii) If Triggering Event VII shall occur, SPAC shall issue 3,000,000 Earnout Shares; and

(viii) If Triggering Event VIII shall occur, SPAC shall issue 3,000,000 Earnout Shares.”

(b) Section 1.7(b) of the BCA is hereby deleted and replaced with the following:

“(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares in connection with the occurrence of each Triggering Event; provided, however, that for purposes of this Section 1.7, each Triggering Event shall only occur once, if at all, and in no event (other than as a result of rounding up fractional shares pursuant to Section 1.7(f)) shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 25,500,000 Earnout Shares; provided, further, that Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event VI, Triggering Event VII and Triggering Event VIII may be achieved at the same time or on overlapping Trading Days.”

(c) Section 1.7(c) of the BCA is hereby deleted and replaced with the following:

“(c) If there is a Change of Control Transaction with respect to SPAC or the Surviving Company (or a successor thereof):

(i) During the Earnout Period, (A) Triggering Event I shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00, (B) each of Triggering Event I and Triggering Event II shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $20.00, and (C) each of Triggering Event I, Triggering Event II and Triggering Event III shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $25.00;

(ii) On or before the last day of the first full fiscal year following the Closing Date, then (A) Triggering Event IV shall be deemed to occur if the revenue target is achieved based on the aggregate revenues of SPAC prior to the consummation of such Change in Control Transaction and the revenues of SPAC or generated by SPAC’s assets acquired in such Change of Control Transaction, as applicable, during the 12-month period ending March 31, 2028, and (B) the reference to “SPAC’s audited financial statements” in the definition of Triggering Event IV and Triggering Event Date shall be deemed to mean the acquiring company’s audited financial statements;

(iii) On or before the last day of the fifth full fiscal year following the Closing Date, then (A) Triggering Event V shall be deemed to occur if the EBITDA target is achieved based on the operations of SPAC prior to the consummation of such Change in Control Transaction and the operations of SPAC, as a subsidiary of the acquiring entity, or its assets, as applicable, during the applicable five-year period, and (B) the reference to “SPAC’s audited financial statements” in the definition of Triggering Event V and Triggering Event Date shall be deemed to mean the acquiring company’s audited financial statements; and

(iv) On or before the three-year anniversary of the Closing Date, (A) Triggering Event VI shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00, (B) each of Triggering Event VI and Triggering Event VII shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $20.00, and (C) each of Triggering Event VI, Triggering Event VII and Triggering Event VIII shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $25.00.”

(d) Section 1.7(d) of the BCA is hereby deleted and replaced with the following:

“(d) For the avoidance of doubt, Sponsor shall be entitled to vest Sponsor Earnout Shares in connection with the occurrence of each of Triggering Event I, Triggering Event II and Triggering Event III; provided, however, that for purposes of this Section 1.7, each such Triggering Event shall only occur once, if at all, and in no event shall Sponsor be entitled to vest more than an aggregate of 1,500,000 Sponsor Earnout Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping Trading Days.”

(e) Section 1.19 of the BCA is hereby deleted and replaced with the following:

“Sponsor Matters. Contemporaneous with the execution of the Amendment, Sponsor, SPAC and the Company will enter into an amended and restated letter agreement, dated as of the date of the Amendment (the “Amended and Restated Side Letter”), that amends and restates that certain side letter, dated as of December 4, 2024, between the Company, SPAC and Sponsor (the “Original Side Letter”). Pursuant to the terms of the Amended and Restated Side Letter, Sponsor shall have surrendered 6,335,000 SPAC Shares that it owned immediately prior to execution of the Original Side Letter, one-third of which shall be utilized by Sponsor, one-third of which shall be utilized by the Company and one-third of which shall be utilized by the Company’s financial advisor, in each case so as to facilitate participation in the Company’s efforts with respect to the PIPE Investment. The Amended and Restated Side Letter will provide that the prior deposits of 1,000,000 SPAC Shares and 750,000 SPAC Shares that the Sponsor owns into an escrow account, in each case pursuant to the Original Side Letter, shall be revoked and such SPAC Shares returned to the Sponsor.”

(f) Section 6.2 of the BCA is hereby amended to add the following provision as Section 6.2(c):

“(c) Notwithstanding the foregoing and anything in this Agreement to the contrary, any action by the Company or any other Target Company with respect to an Alternative Transaction or a Permitted Transaction (as defined below) that is not prohibited by Section 6.9 shall not be prohibited by nor deemed to be a violation of Section 6.2(a) or Section 6.2(b).”

(g) Section 6.3 of the BCA is hereby amended to add the following provision as Section 6.3(c):

“(c) Notwithstanding the foregoing and anything in this Agreement to the contrary, any action by SPAC with respect to an Alternative Transaction or a Permitted Transaction (as defined below) that is not prohibited by Section 6.9 shall not be prohibited by nor deemed to be a violation of Section 6.3(a) or Section 6.3(b).”

(h) Section 6.18(a) of the BCA is hereby deleted and replaced with the following:

“(a) With effect from the Closing, each Party shall take all necessary action within its power so that the SPAC Board is initially comprised of six members (of which at least four will qualify as “independent directors” as defined in Nasdaq’s listing rules and be eligible to serve on an audit committee), with (i) the Company being entitled to nominate and appoint five members and (ii) SPAC being entitled to nominate and appoint one member.”

(i) Section 6.18(b) of the BCA is hereby deleted and replaced with the following:

“(b) Each such nominee shall meet the applicable standard to serve as a director under the rules of the Exchange. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, SPAC shall take all necessary action so that all of the members of the SPAC Board in office prior to the Closing resign, or are otherwise validly removed, effective as of the Closing.”

(j) Section 6.9(a) of the BCA is hereby amended to remove the period and add the following to the end thereof:

“; provided, however, that a capital raising transaction by a Party or any Subsidiary thereof, including any offer or sale of its debt (including the issuance of one or more notes) or equity securities, whether registered under the Securities Act (including, but not limited to, an initial public offering), qualified under any state “blue sky” securities Laws, or exempt from such registration or qualification (including, but not limited to, pursuant to Regulation A, Regulation D, Regulation S or Regulation CF promulgated under the Securities Act or Section 4(a)(2) of the Securities Act) (a “Permitted Transaction”), shall not be an, and shall be excluded from the definition of, “Alternative Transaction.””

(k) Section 6.9(b) of the BCA is hereby deleted and replaced with the following:

“(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) accept or execute any Acquisition Proposal, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, (iv) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party, or (v) allow any class of its securities to become listed on a national securities exchange; provided, however, that a Party’s pursuit of such a listing shall not require such prior written consent prior to the time that the securities in question begin trading on the applicable exchange.”

(l) Section 6.9(c) of the BCA is hereby deleted in its entirety.

(m) Section 12.1 of the BCA is hereby amended to add the following definitions:

(i) “Adjusted Earnout Period” means the time period between the six-month anniversary of the Closing Date and the three-year anniversary of the Closing Date (inclusive of such dates).

(ii) “Triggering Event IV” means that SPAC’s revenue for the first full fiscal year following the Closing Date, as reflected in SPAC’s audited financial statements, equals or exceeds $75,000,000.

(iii) “Triggering Event V” means that SPAC’s aggregate Earnings Before Interest, Taxes, Depreciation, and Amortization (each as set forth in SPAC’s audited financial statements) for the five full fiscal years following the Closing Date equals or exceeds $50,000,000.

(iv) “Triggering Event VI” means the date on which the volume-weighted average closing sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $15.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Adjusted Earnout Period.

(v) “Triggering Event VII” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $20.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Adjusted Earnout Period.

(vi) “Triggering Event VIII” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $25.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Adjusted Earnout Period.

(vii) “Triggering Event Date” means, (a) with respect to Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event VI, Triggering Event VII or Triggering Event VIII, the date on which the Triggering Event occurs, (b) with respect to Triggering Event IV, the date on which SPAC’s audited financial statements for the applicable fiscal year are filed with the SEC or, if not so filed, the date that the auditor report is issued with respect thereto, and (c) with respect to Triggering Event V, the date on which SPAC’s audited financial statements for the fifth full fiscal year following the Closing Date are filed with the SEC or, if not so filed, the date that the auditor report is issued with respect thereto.

(n) Section 12.1 of the BCA is hereby amended as follows: The definition of “Triggering Event” is hereby deleted and replaced with the following: ““Triggering Event” means any or each of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V, Triggering Event VI, Triggering Event VII and Triggering Event VIII.”

(o) Section 9.1(b) of the BCA is hereby amended to change each reference to the date “December 3, 2025” to “April 30, 2026” such that thereafter the Outside Date shall refer to April 30, 2026.

(p) The following defined terms in Section 12.1 of the BCA are amended and restated to mean as follows:

(i) “Ace Expense Cap” means $1.5 million and includes the Company’s transaction expenses, however any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

(ii) “Athena Expense Cap” means $3 million and includes the SPAC’s legacy and transaction expense, including accrued expenses, non-accrued expenses, repayment of working capital loans, excise tax owed on redemptions of SPAC Shares pursuant to Redemption Rights. Any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

(q) Exhibit G is deleted in its entirety and replaced with Exhibit G in the form attached to this Amendment.

3. Ratification. Except as modified by this Amendment, the BCA remains unchanged and in full force and effect in its entirety, and is hereby ratified and confirmed in all respects. Whenever the BCA is referred to in the BCA or in any other agreements, documents and instruments, such reference shall be deemed to be to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to December 4, 2024.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall be constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or portable document format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

SPAC:

ATHENA TECHNOLOGY ACQUISITION CORP. II

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer and Chairperson of the Board of Directors

[Signature Page to First Amendment to Business Combination Agreement]

Company:

ACE GREEN RECYLING, INC.

By:	/s/ Nishchay Chadha
Name:	Nishchay Chadha
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]

Exhibit G

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACE GREEN RECYCLING, INC.
(a Delaware corporation)

The current name of the corporation is Athena Technology Acquisition Corp. II. The corporation was incorporated under the name Athena Technology Acquisition Corp. II by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 20, 2021. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, as heretofore amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Ace Green Recycling, Inc. (the “Corporation”).

ARTICLE II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

Section 4.1 Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 111,000,000, of which 110,000,000 shall be designated as common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shall be designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Reclassification of Class B Common Stock. Upon the filing and effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class B common stock, par value $0.0001 per share, of the Corporation, issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Common Stock”) and without any action on the part of the holder thereof, shall be reclassified as and converted into one share of Common Stock, with a par value of $0.0001 per share. Any stock certificate or book entry representing shares of Old Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified.

(c) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(d) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, whether full, limited or no voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of five directors or such other number as may be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Vacancies; Removal.

(a) Subject to the rights of the holders of any outstanding series of Preferred Stock, unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(b) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and unless otherwise restricted by law, any director, or the entire Board of Directors, may be removed, but only for cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.

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(c) The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitute the Board of Directors is changed, any increase or decrease (other than with respect to directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate of Amendment (and therefore such classification) becomes effective in accordance with the DGCL.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3 Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

(c) Annual Meeting. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VI
STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless such action has been approved in advance by the Board of Directors.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

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ARTICLE VIII
AMENDMENT

Section 8.1 Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 8.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX
EXCULPATION

Section 9.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. To the fullest extent permitted by the DGCL, the officers of the Corporation for which exculpation is permitted shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer.

Section 9.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE X
FORUM

Section 10.1 Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.2 Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 10.3 If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed as of this __ day of ______________, 2026.

ACE GREEN RECYCLING, INC.

By:
Name:	Nishchay Chadha
Title:	Chief Executive Officer

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